RCI Names Friedman LLP as Auditor

HOUSTON—August 13, 2019—RCI Hospitality Holdings, Inc. (Nasdaq: RICK) today announced the Audit Committee of its Board of Directors has appointed Friedman LLP as the company’s independent registered public accounting firm for the fiscal year ending September 30, 2019, effective August 12, 2019.

“Friedman is one of the leading auditing firms for publicly traded companies,” said Yura Barabash, a member of the Audit Committee. “With their help, we plan to file our 10-Qs for the second and third quarters of fiscal 2019 as soon as possible.”

Headquartered in Manhattan, Friedman LLP (https://www.friedmanllp.com/) has been serving the accounting, tax and business consulting needs of public and private companies since 1924. Friedman LLP is a leading firm representing public companies based in both the US and abroad. Friedman LLP also is an independent member of DFK International, an association providing global resources.

Forward-Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties that could cause the company’s actual results to differ materially from those indicated in this press release, including the risks and uncertainties associated with operating and managing an adult business, the business climates in cities where it operates, the success or lack thereof in launching and building the company’s businesses, risks and uncertainties related to cybersecurity, conditions relevant to real estate transactions, and numerous other factors such as laws governing the operation of adult entertainment businesses, competition and dependence on key personnel. The company has no obligation to update or revise the forward-looking statements to reflect the occurrence of future events or circumstances.

Media & Investor Contacts

Gary Fishman and Steven Anreder at 212-532-3232 or gary.fishman@anreder.com and steven.anreder@anreder.com